Exhibit 10.9

March 1, 2017

Henry R. Kaestner

Dear Henry:

Bandwidth.com, Inc. (“Bandwidth”) is pleased to continue your employment, which has continued since June 16, 2009. This is a full-time regular employee position, exempt from the overtime statues under the Fair Labor Standards Act.

The following outlines your continued compensation package, which has remained as described below since June 16, 2009:

Salary

This is a full-time regular employee position, exempt from the overtime statutes under the Fair Labor Standards Act. Your salary is $100,000 on an annualized basis.

Health and Group Benefits Plan

Full-Time Regular and Part-Time Regular employees scheduled to work thirty (30) hours or more per week are eligible for participation in Bandwidth benefits the first day of the month following thirty (30) days of employment with Bandwidth. Currently, Bandwidth pays 100% of the cost for benefits for you and your eligible family members. These benefits include coverage for medical, dental, life insurance, accidental death and dismemberment and long-term disability. We also offer flexible spending accounts and other benefits you can elect to pay for on your own. Bandwidth benefits, including the cost for premiums, may be subject to change solely at Bandwidth’s discretion.

Bandwidth.com 401(k) Savings Plan

As a full-time regular employee, you are eligible to participate in the Bandwidth 401(k) Savings Plan on the first day of the month following thirty (30) days employment. Bandwidth will match your 401(k) plan contributions at 100% up to the first 3% you contribute to the plan. Employer matching contributions are subject to a 3-year vesting schedule.

Please sign below as indicated.

Sincerely,

David A. Morken, Chief Executive Officer

By signing below, I acknowledge that my employment with Bandwidth is on an “at-will” basis and can be terminated by either me or Bandwidth at any time and for any reason with or without cause.

I accept employment by Bandwidth.

/s/ Henry R. Kaestner
Henry R. Kaestner

Bandwidth 900 Main Campus Drive, Suite 500, Raleigh NC 27606 (p) 800-808-5150 (f) 919-238-9910